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                      PURCHASE PRICE ADJUSTMENT CERTIFICATE

      The undersigned, being the President and Secretary of Financing for Science International, Inc., a Delaware Corporation (the "Company"), do hereby certify to State Street Bank and Trust Company (the "Warrant Agent"), pursuant to Sections 1(f) and 12 of the Warrant Agreement, dated as of May 27, 1994, by and between the Company and the Warrant Agent (the "Warrant Agreement"), as follows:

      1. The Company entered into an Agreement and Plan of Merger with FINOVA Capital Corporation ("FINOVA") and FINOVA Business Credit Corp. ("Merger Sub"), dated May 19, 1996, whereby, subject to approval by the Company's stockholders and certain other conditions, Merger Sub will be merged (the "Merger") with and into the Company, at the Effective Time (as defined in the Merger Agreement) and the Company will thereby become a wholly-owned subsidiary of FINOVA. At the Effective Time of the Merger, each share of the Company's Common Stock will be converted into the right to receive $6.40 in cash (the "Merger Price").

      2. On May 18, 1996, pursuant to Section 1(f) of the Warrant Agreement, the Board of Directors of the Company voted to reduce the Purchase Price (as defined in the Warrant Agreement) of the Warrants (as defined in the Warrant Agreement) subject to consummation of the Merger, from $8.25 to $6.30. If the Merger is completed, the Purchase Price shall be reduced at the Effective
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Time of the Merger. The Merger Agreement provides that after the Effective Time, upon payment of the Purchase Price, Warrant holders will be entitled to receive an amount in cash equal to the Merger Price ($6.40 per share).

      EXECUTED as of this 17th day of June, 1996.



                                       /s/ Robert Maxwell
                                       -----------------------------
                                       Robert Maxwell, President


                                       /s/ Richard Schwartz
                                       -----------------------------
                                       Richard Schwartz, Secretary




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